Exhibit 99.1

5835 Peachtree Corners, D - Norcross, GA 30092
Telephone (770) 242-8723 Fax (770 242-8639

Contacts

Media: Deanne Eagle, Cameron Associates – 917-837-5866

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Begins Human Feasibility Clinical Study for Light-

based Barrett’s Esophagus Technology Jointly Developed with Konica Minolta Opto

NORCROSS, GA (August 10, 2011) – Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP), developer of a rapid and painless testing platform that uses biophotonics for the early detection of disease, today announced that it has begun human testing of its light-based detection technology for Barrett’s Esophagus, a precursor for esophageal cancer. The technology is being jointly developed with Konica Minolta Opto of Japan.

“The start of the human clinical feasibility study is the most significant milestone to date in the development of our pipeline Barrett’s Esophagus detection and monitoring product with partner Konica Minolta,” said Mark L. Faupel, CEO and president of Guided Therapeutics, Inc. “This comes on the heels of announcing our Asian regional partnership with Konica Minolta for our LuViva Advanced Cervical Scan for distribution and screening clinical trials.”

The feasibility study is designed to test the concept of using the Guided Therapeutics platform for the detection of changes in esophageal tissue called Barrett’s Esophagus, a precursor for esophageal cancer. The study also tests various hardware and procedural configurations and is designed to determine a way forward for product development and further clinical trials. The feasibility study is expected to enroll about 40 subjects and be completed before the end of 2011. The study is being conducted at two Atlanta-area clinics.

According to the World Health Organization (WHO), esophageal cancer ranks just below cervical cancer in newly diagnosed cases. New cases of esophageal cancer are estimated at 410,000 worldwide, with more than 16,000 new cases a year and more than 14,000 deaths in the U.S. alone. Barrett’s esophagus is believed to be caused by excessive acid reflux.

About The Technology Platform

The Guided Therapeutics biophotonic disease detection platform, which consists of a base unit and single-patient-use calibration disposable, scans tissue with light to identify cancer and pre-cancer painlessly and non-invasively. The proprietary, patented biophotonic technology is able to distinguish between normal and diseased tissue by detecting biochemical and morphological changes at the cellular level. Unlike traditional tests, the Guided Therapeutics test does not require laboratory analysis or a tissue sample, is designed to provide results immediately and eliminate costly unnecessary testing.

About Konica Minolta Opto

Konica Minolta Opto, Inc. was inaugurated on October 1, 2003, following the integration of the former Konica Opto Corporation and the optics division, parented by the optical system operations of the former Minolta Co., Ltd. Our scope of business can be roughly divided into two categories: optical product development centered on our proprietary, cutting-edge optical technology; and the development and manufacturing of electronic components, including triacetyl-cellulose (TAC) films for use in LCD polarizing plates and glass dry plates used for production of shadow masks. Parent company Konica Minolta Holdings markets several medical devices, including digital mammography, and has over 1,000 medical device sales personnel in Asia. Visit www.konicaminolta.com/opt/index.html for more information.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB & OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The company’s first planned product is the LuViva™ Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s Esophagus using the technology platform. For more information, visit: www.guidedinc.com.

The LuViva Advanced Cervical Scan and Barrett’s Esophagus technology are investigational devices and are limited by federal law to investigational use.

The LuViva mark, LuViva and wave logo are trademarks owned by Guided Therapeutics, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and subsequent quarterly reports.

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